Exhibit 99.1
Orbitz Worldwide, Inc. Announces Equity Investments
Totaling $100 Million
•	PAR Investment Partners to exchange $49.68 million of Orbitz Worldwide senior term debt for 8.16 million shares of Orbitz Worldwide common stock

•	Travelport to purchase 9.025 million shares of newly-issued Orbitz Worldwide common stock for $5.54 per share
Chicago, November 5, 2009 — Orbitz Worldwide, Inc. (NYSE: OWW) today announced two simultaneous transactions. In the first transaction PAR Investment Partners (“PAR”) has entered into a definitive agreement to exchange $49.68 million of senior term debt for 8.16 million shares of the Company’s common stock. In the second transaction, Travelport has entered into a definitive agreement to make a $50 million investment in the Company’s common stock. Both equity investments were priced at $5.54 per share based on the market closing price of the Company’s common stock on Tuesday, November 3, 2009. These investments are expected to close in January 2010.
“These significant investments in Orbitz by PAR and Travelport demonstrate confidence in our company’s strategic direction, operating team and ability to grow the business. These transactions will enable us to reduce our debt by $50 million, increase our cash by $50 million and give us additional operating flexibility as we pursue the growth of our global hotel distribution business,” said Barney Harford, president and CEO, Orbitz Worldwide. “PAR is a respected investor in the travel sector, and we look forward to their deepened involvement in our business. We also welcome the strong vote of confidence in Orbitz from Travelport and its controlling owner, Blackstone.”
Terms of the Transactions
The definitive agreement with PAR provides that PAR will exchange $49.68 million aggregate principal amount of the Company’s senior term debt for 8.16 million newly-issued shares of the Company’s common stock. Orbitz Worldwide will retire the debt it receives from PAR in accordance with the amendment to its senior credit agreement that it entered into with lenders in June 2009.
The definitive agreement with Travelport provides that Travelport will purchase 9.025 million newly-issued shares of the Company’s common stock. Blackstone and its controlled affiliates, which include Travelport, currently own 55.0 percent of the Company’s common stock. After this investment, taking into account the dilution arising from the transactions, Blackstone and its affiliates are expected to own 54.5 percent of the Company’s outstanding common stock. The funds received from Travelport are expected to be used for general corporate purposes, which could include additional investments and debt repayments.
Under the terms of the agreements, PAR will be granted the right to name one director and Travelport will be granted the right to name one additional director to the Orbitz Worldwide Board of Directors. These additions will increase the total number of directors from eight to ten.
The transactions are subject to customary closing conditions, including a condition that both equity investments occur simultaneously. Under New York Stock Exchange rules, these investments are subject to approval by the Company’s shareholders. However, because both Travelport and PAR (which collectively hold approximately 67 percent of the Company’s outstanding common stock) have agreed to vote in favor of the transactions (subject to certain exceptions), it is expected that the requisite shareholder approval will be obtained. The transactions are expected to close in January 2010 upon receipt of shareholder approval.
The transactions were negotiated, evaluated and approved on Orbitz Worldwide’s behalf by a Special Committee of the Orbitz Worldwide Board of Directors consisting solely of independent directors. Upon the recommendation of the Special Committee, the Orbitz Worldwide Board of Directors approved the transactions. Houlihan Lokey acted as the financial advisor to a Special Committee and Davis Polk & Wardwell LLP served as legal counsel to the Special Committee.
Quarterly Conference Call
Orbitz Worldwide will host a conference call to discuss this transaction and its third quarter 2009 results at 10:00 a.m. EST (9:00 a.m. CST) on Thursday, November 5, 2009. A live webcast of the conference call can be accessed through the Orbitz Worldwide Investor Relations website at www.orbitz-ir.com. An archive of the webcast and a transcript will also be available on the website for a period of at least 30 days.
About Orbitz Worldwide
Orbitz Worldwide is a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products. Orbitz Worldwide owns a portfolio of consumer brands that includes Orbitz (www.orbitz.com), CheapTickets (www.cheaptickets.com), ebookers (www.ebookers.com), HotelClub (www.hotelclub.com), RatesToGo (www.ratestogo.com), the Away Network (www.away.com), and corporate travel brand Orbitz for Business (www.orbitzforbusiness.com). For more information on how your company can partner with Orbitz Worldwide, visit corp.orbitz.com.

Orbitz Worldwide uses its Investor Relations website to make information available to its investors and the public at www.orbitz-ir.com. You can sign up to receive email alerts whenever the company posts new information to the website.
Forward-Looking Statements
This press release and its attachments may contain forward-looking statements that involve risks, uncertainties and other factors concerning, among other things, Orbitz Worldwide’s expected financial performance and its strategic operational plans. The results presented are unaudited. The Company’s actual results could differ materially from the results expressed or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release and its attachments include, but are not limited to, the current economic downturn and global financial crisis; competition in the travel industry; factors affecting the level of travel activity, particularly air travel volume; maintenance and protection of the Company’s information technology and intellectual property; the outcome of pending litigation; the Company’s significant indebtedness; risks associated with doing business in multiple currencies; trends in the travel industry; and general economic and business conditions. More information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s filings with the Securities and Exchange Commission (“SEC”) which are available on the SEC’s website at www.sec.gov or the Company’s Investor Relations website at www.orbitz-ir.com. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of November 5, 2009, and Orbitz Worldwide undertakes no obligation to publicly revise any forward-looking statement.

Media Contact:	Investor Contact:
Brian Hoyt	Marsha Williams
+1 312 894 6890	+1 312 260 2415
bhoyt@orbitz.com	marsha.williams@orbitz.com